Exhibit 99.1

Reed’s Inc. Announces Mandatory Conversion of

Series B Preferred Stock

Los Angeles, California, February 8, 2013 Reed's Inc, a Delaware corporation (NYSE MKT: REED) today announced that it will exercise its mandatory conversion right relating to all the outstanding shares of its Series B Convertible Preferred Stock ("Preferred Stock"). The mandatory conversion date will be February 15, 2013 ("Mandatory Conversion Date").

On the Mandatory Conversion Date, holders of Preferred Stock will be entitled to receive seven (7) shares of Reed's common stock, par value $.0001 per share, for each share of Preferred Stock converted.  Fractional shares will be rounded up to the nearest whole number. Dividends on the Preferred Stock ceased to accrue on December 31, 2012. An adjustment of 1.05 shares of Reed’s common stock for each share of Preferred Stock converted will be made upon conversion of the Preferred Stock for accrued and unpaid dividends with respect to the Preferred Stock. There are currently 45,052 shares of Preferred Stock outstanding.

From and after the Mandatory Conversion Date, the Preferred Stock not previously converted will be deemed to be no longer outstanding and all rights of the holders with respect to such Preferred Stock will terminate, except for the right to receive the number of whole shares of common stock issuable upon conversion of the Preferred Stock, as described above.

About Reed's, Inc.

Reed's, Inc. makes the top-selling natural sodas in the natural foods industry sold in over 13,000 natural food markets and supermarkets nationwide. Its six award-winning non-alcoholic Ginger Brews are unique in the beverage industry, being brewed, not manufactured and using fresh ginger, spices and fruits in a brewing process that predates commercial soft drinks. The Company owns the top-selling root beer line in natural foods, the Virgil's Root Beer product line, and the top-selling cola line in natural foods, the China Cola product line.

Other product lines include: Reed's Ginger Candies and Reed's Ginger Ice Creams. In 2009, Reed's started producing private label natural beverages for select national chains. Reed's products are sold through specialty gourmet and natural food stores, mainstream supermarket chains, retail stores and restaurants nationwide, and in Canada, as well as through private label relationships with major supermarket chains.

For more information about Reed's, please visit the Company's website at: http://www.reedsinc.com or call 800-99-REEDS.

Follow Reed's on Twitter at http://twitter.com/reedsgingerbrew

Reed's Facebook Fan Page at https://www.facebook.com/ReedsGingerBrew

Contact:

Investor Relations

Reed's, Inc.

(310) 217-9400 ext. 18

Email: ir@reedsinc.com

www.reedsinc.com